Exhibit 99
                Duke Energy Reports Third Quarter 2003 Results

    * Reported EPS of 5 cents in third quarter 2003 - excluding charges of 30 cents related to special items, EPS was 35 cents

    * Excluding special items and change in accounting principles, the company now expects 2003 ongoing EPS to be between $1.20 -- $1.25

    * Company implements cost-reduction plan - expected to reduce annual pretax expenses by more than $200 million

    * Company is on track to pay down debt $1.8 billion by year end, and $5.5 billion by the end of 2005

    CHARLOTTE, N.C., Oct. 30 /PRNewswire-FirstCall/ -- Duke Energy reported third quarter 2003 earnings of 5 cents per share, or $49 million in net income, compared to 27 cents per share, or $230 million in net income in third quarter 2002.
    Ongoing earnings per share (EPS) for third quarter 2003, which excludes special items, was 35 cents versus 51 cents in ongoing EPS in third quarter 2002.
    Duke Energy's focus on generating positive cash flow and reducing debt continues to show favorable results. The company has generated gross proceeds of $1.9 billion, including $346 million of assumed debt, in 2003 from asset sales that have been announced or closed. The company reduced $1.7 billion of net debt and trust preferred securities during the first nine months of 2003. By year end, the company expects to meet its target to reduce net debt and trust preferred securities by $1.8 billion. Duke Energy's capital expenditures for 2003 are now expected to be $2.8 billion, $200 million lower than the previously forecasted $3 billion. Liquidity remains strong, with $1.8 billion in cash and cash equivalents as of Sept. 30, 2003.
    "We have made tough decisions necessary to strengthen our financial position, and will continue that discipline as we move into 2004," said Richard B. Priory, chairman and chief executive officer.
    Priory added that despite the continuous steady performance from our regulated businesses, as well as Field Services and International Energy, the lower than expected results at Duke Energy North America (DENA) will likely cause full-year ongoing 2003 EPS to be between $1.20 -- $1.25. This guidance excludes any impacts from special items and changes in accounting principles.


    Special items for the quarter include:

    Third Quarter                                             EPS      EPS
                                                           Impact   Impact
                                                             2003     2002
    -- Tax benefit on 2002 goodwill impairment of
        International Energy European
        gas trading -- $52 million                          $0.06      $--
    -- DENA goodwill write-off -- $254 million              (0.18)      --
    -- Severance cost associated with work force
        reduction -- $105 million in 2003;
        $33 million in 2002                                 (0.08)   (0.02)
    -- Net gain/(loss) on asset sales -
      ($71 million) in 2003; $14 million in 2002            (0.05)    0.01
    -- Settlement with the S.C. Public Service
        Commission -- $46 million                           (0.03)      --
    -- Settlement with the Commodity Futures
        Trading Commission -- $17 million                   (0.02)      --
    -- Write-offs of site development costs,
        termination of certain turbines on order;
        plus write-down of other uninstalled
        turbines, demobilization costs related to
        deferred plants and partial impairment of a
        merchant plant -- $286 million                         --    (0.23)
    TOTAL                                                  $(0.30)  $(0.24)
    EPS, as reported                                         0.05     0.27
    EPS, ongoing                                             0.35     0.51


    COST-REDUCTION PLAN
    Duke Energy began to implement a broad-based, cost-reduction plan during the quarter. Actions taken to date will result in reduced annual pretax expenses of more than $200 million beginning in 2004. As part of this ongoing initiative, the company took a pretax severance-related charge of $105 million, or 8 cents per share, in third quarter 2003. The company expects to take additional severance-related charges in fourth quarter 2003 of about $30 million.
    The company expects its global work force of 25,000 to be reduced by about 8 percent as a result of the current initiative.
    "Through the corporatewide, cost-reduction plan, we are examining all aspects of our business operations," said Fred Fowler, president and chief operating officer of Duke Energy. "These actions are fundamental to our efforts to position the company for future growth."

    BUSINESS UNIT RESULTS
    Consolidated earnings before interest and taxes (EBIT) was $352 million, compared with $666 million in third quarter 2002. For the first nine months of 2003, consolidated EBIT was $2.3 billion, compared to $2.5 billion in the prior year.


    Below is a reconciliation of consolidated EBIT to net income:

                                        Three     Three      Nine       Nine
                                       Months    Months    Months     Months
                                        Ended     Ended     Ended      Ended
    ($ in Millions )                  9/30/03   9/30/02   9/30/03    9/30/02
    Consolidated EBIT,
     as defined below                    $352      $666    $2,346     $2,493
    Cumulative effect of change in
     accounting principles, net of tax     --        --       162         --
    Interest expense                      391       314     1,072        786
    Income tax expense (benefit)          (78)      108       312        513
    Minority interest expense (benefit)   (10)       14       102        108
    Net income                            $49      $230      $698     $1,086


    Franchised Electric
    Third quarter 2003 EBIT from Franchised Electric was $436 million, compared to third quarter 2002 EBIT of $575 million. Cooler than normal weather and a sluggish economy had a negative impact on results for the quarter. During the quarter, Duke Power took an amortization charge of $53 million related to the N.C. clean air legislation, which was $35 million more than anticipated. EBIT was further reduced by $30 million due to a regulatory settlement with the South Carolina Public Service Commission. Franchised Electric also recorded severance charges of about $46 million in third quarter 2003 compared with $21 million in third quarter 2002. As a result of the additional clean air amortization, Duke Power now expects full-year 2003 EBIT to be between $1.5 billion and $1.6 billion, excluding special items.
    Cooling degree days were 21 percent below last year's quarter and 16 percent below normal. The effects of milder weather compared with last year had a negative impact on EBIT of about $35 million for the quarter.
    Overall kilowatt-hour sales dropped 4.7 percent for the quarter versus third quarter of last year. The sluggish economy in North Carolina and South Carolina particularly affected industrial sales, which fell 8.9 percent for the quarter. Milder weather hurt residential sales, which fell 5 percent versus last year's quarter.
    However, overall customer growth continues its upward track - with an increase of another 40,000 customers compared to last year's quarter.
    Year-to-date EBIT for Franchised Electric was $1,206 million, compared with $1,347 million year to date in 2002.

    Natural Gas Transmission
    Duke Energy Gas Transmission (DEGT) reported third quarter 2003 EBIT of $280 million, compared to $288 million in third quarter 2002. DEGT had gains on asset sales of $31 million during third quarter 2003, compared with $18 million in third quarter 2002. DEGT also recorded $18 million in severance charges during third quarter 2003.
    Increased earnings from completed expansion projects also contributed to DEGT's quarterly results. DEGT's major 2003 expansion projects, Patriot and HubLine, are slated to begin operations in the fourth quarter.
    Year-to-date EBIT for DEGT was $1,009 million, compared with $867 million year to date in 2002.

    Duke Energy North America
    Duke Energy North America (DENA) reported an EBIT loss of $411 million in third quarter 2003, compared to an EBIT loss of $107 million in third quarter 2002. In third quarter 2003, mild weather, high natural gas prices and low spark spreads in many parts of the nation combined to severely impact DENA's earnings. During the quarter, the company wrote off $254 million of goodwill, which was primarily related to the formation of DENA's trading and marketing business. This charge reflects the reduction in scope and scale of Duke Energy Trading and Marketing's business and the continued deterioration of market conditions affecting DENA.
    DENA was also affected in the quarter by an $81 million EBIT loss on various pending asset sales and assets held for sale and a $17 million charge related to its portion of Duke Energy Trading and Marketing's settlement with the Commodity Futures Trading Commission.
    DENA also took a $5 million charge for severance costs during the third quarter, compared to $12 million in the prior year's third quarter.
    Third quarter 2002 included $207 million of charges related to impairments of turbines, site development costs, demobilization, severance costs and impairment of a merchant plant.
    Year-to-date EBIT loss for DENA was $177 million, compared with positive EBIT of $143 million year to date in 2002.

    International Energy
    For third quarter 2003, Duke Energy International (DEI) reported EBIT of $44 million, compared to third quarter 2002 EBIT loss of $41 million which included $91 million in development cost write-offs and turbine impairments. Third quarter 2003 results include a $7 million charge for environmental reserves relating to a prior period. Excluding this charge and the write-offs and impairments from last year, results for the third quarter were essentially flat compared with the same period last year. Positive results from the Latin American and European operations offset foregone earnings associated with the sale of the company's interest in generating facilities in Indonesia earlier in 2003 and a $3 million severance charge during third quarter 2003.
    Year-to-date EBIT for DEI was $209 million, compared with $73 million year to date in 2002.

    Field Services
    The Field Services business segment, which represents Duke Energy's 70-percent interest in Duke Energy Field Services reported third quarter 2003 EBIT of $53 million compared to $23 million in third quarter 2002. The favorable impact of higher natural gas liquids (NGL) prices during the period was partially offset by the effects of higher natural gas prices and hedging results related to the price movements of NGLs during the period. In third quarter 2002, results were negatively impacted by higher operating and administrative costs, an increase in its provision for gas imbalances with customers and suppliers, and other charges related to its internal review and reconciliations of balance sheet accounts.
    Year-to-date EBIT in 2003 for Field Services was $162 million compared to $99 million year to date in 2002.

    Other Operations
    Other Operations, including Crescent Resources, DukeNet Communications, Duke Capital Partners, Duke/Fluor Daniel, Duke Energy Merchants and Energy Delivery Services, reported EBIT of $21 million in third quarter 2003, compared to EBIT of $30 million in third quarter 2002.
    Year-to-date EBIT in 2003 for Other Operations was $13 million compared to $175 million in year-to-date EBIT in 2002. Lower results were driven by fewer plant completions by Duke/Fluor Daniel in 2003 and wind-down costs at Duke Capital Partners, including write-downs on investments, partially offset by improved results from Crescent Resources. Year-to-date results for 2002 included $30 million in net gains related to asset sales.

    INTEREST EXPENSE
    Interest expense was $391 million for third quarter 2003, compared to $314 million for third quarter 2002. The increase was primarily due to lower capitalized interest of $33 million and $24 million of interest associated with the reclassification in the third quarter of certain trust preferred securities from minority interest to long-term debt. Interest expense also increased $16 million this quarter as a result of the settlement with the South Carolina Public Service Commission which required the write-off of a portion of previously capitalized debt costs.

    INCOME TAX
    Duke Energy had a $52 million income tax benefit in third quarter 2003 related to the goodwill impairment of its gas trading business in Europe, recorded in 2002.

    CASH FLOW
    For the nine months ending Sept. 30, 2003, cash flow from operations was $2.9 billion, compared to $3.3 billion for the first nine months ending Sept. 30, 2002.

    LIQUIDITY AND CAPITAL RESOURCES
    Duke Energy's consolidated capital structure as of Sept. 30, 2003, including short-term debt, was 58 percent debt, 38 percent common equity and 4 percent minority interests. Total debt to capitalization increased as a result of a new accounting requirement to reclassify certain trust preferred securities totaling approximately $1.2 billion from minority interest to long-term debt during the quarter.
    Under various credit facilities, Duke Energy, Duke Capital and other subsidiaries had the ability to borrow up to $3.5 billion as of Sept. 30, 2003. The companies had borrowings and letters of credit outstanding under these programs of approximately $1.4 billion as of Sept. 30, 2003, resulting in unused capacity of approximately $2.1 billion. The company also had approximately $1.8 billion in cash and cash equivalents as of Sept. 30, 2003.
    During third quarter, the company continued its efforts to reduce and refinance debt in order to strengthen the balance sheet and reduce future interest expense. These efforts include calling $328 million of 7.75 percent long-term debt and refinancing $500 million of First Mortgage Bonds which were redeemed in October 2003.
    During the quarter, the company made a voluntary cash contribution of $181 million to its U.S. pension plan. As a result of making the contribution, the company will not be required to make a contribution to this plan in 2004.

    ADDITIONAL INFORMATION
    The company is unable to estimate forward-looking, generally accepted accounting principle (GAAP) EPS for 2003 because the amount of special items, if any, impacting EPS in the fourth quarter cannot be reasonably estimated at present. Additional information, including EPS reconciliation data and a schedule for Duke Energy Field Services gas volume and margin by contract type can be obtained at Duke Energy's third quarter 2003 earnings information Web site at: http://www.duke-energy.com/investors/earnings/.

    FINANCIAL MEASURES AND RECONCILIATION OF CHANGES IN NET DEBT
    The primary performance measure used by management to evaluate segment performance is EBIT, which at the segment level represents all profits (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Management believes EBIT is a good indicator of each segment's operating performance as it represents the results of our ownership interests in operations without regard to financing methods or capital structures.
    On a consolidated basis, EBIT is also used as one of the measures to assess performance and represents the combination of operating income and other income and expenses as presented on the consolidated statements of income. The use of EBIT as one of the performance measures on a consolidated basis follows the use of EBIT for assessing segment performance, and we believe EBIT is used by our investors as a supplemental financial measure in the evaluation of our consolidated results of operations.
    EBIT should not be considered an alternative to, or more meaningful than, net income, operating income or cash flow as determined in accordance with generally accepted accounting principles (GAAP). Duke Energy's EBIT may not be comparable to a similarly titled measure of another company.
    Duke Energy refers to changes in net debt and trust preferred securities as representing the results of financing activities during the period, net of changes in cash and cash equivalents. Other changes to debt balances, including impacts of foreign currency translation, are excluded from changes to net debt and trust preferred securities. Changes to cash and cash equivalents are included, as management may elect to use a portion of cash and cash equivalents to pay down debt. Accordingly, the balance of cash and cash equivalents on hand at any point in time can fluctuate depending upon management intent and other factors, including desired levels of debt and financing opportunities. Management believes that a discussion of changes to net debt and trust preferred securities related to financing activities, combined with changes to cash and cash equivalents, provides meaningful information to investors because it presents a combined view of the net changes in these items over a period of time.


    Reconciliation of net debt to balance sheet debt as of Sept. 30, 2003:

                                                        ($ in millions)

    Long-term debt, including current maturities              $21,550
    Notes payable and CP                                          915
    Trust preferred securities                                  1,408
    Preferred members interest                                     61
    Preferred stock with sinking fund requirements                 25
                                                             ---------
    Total adjusted debt at Dec. 31, 2002                      $23,959 (a)
                                                             ---------

    Year-to-date 2003 financing activity:
    Issuance of long-term debt                                 $2,819
    Redemption of long-term debt, guaranteed preferred
     beneficial interests and preferred member interests,
     and net paydown of commercial paper and notes payable     (3,333)
    Non-cash reduction of long-term debt
     related to asset sales                                      (317)
                                                             ---------
    Net reduction in debt as of Sept. 30                        $(831)(b)
    Net increase in cash and cash equivalents                     894
    Total change to debt from financing activities,          ---------
     net of cash, as of Sept. 30                              ($1,725)
                                                             =========
    Total debt as of Sept. 30, 2003                           $23,964
    Adjusted debt as of Sept. 30, 2003                         23,128 (a+b)
    Other increase in debt due primarily to                  ---------
     foreign currency translation                                $836
                                                             =========

    Duke Energy is a diversified multinational energy company with an integrated network of energy assets and expertise. The company manages a dynamic portfolio of natural gas and electric supply, delivery and trading businesses - meeting the energy needs of customers throughout North America and in key markets around the world. Duke Energy, headquartered in Charlotte, N.C., is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

    An earnings conference call for analysts is scheduled for 10 a.m. ET today. The conference call can be accessed via the investors' section of Duke Energy's Web site or by dialing 800/500-0311 in the United States or 719/457-2698 outside the United States. The confirmation code is 142066. Please call in five to 10 minutes prior to the scheduled start time. A replay of the conference call will be available by dialing 888/203-1112 with a confirmation code of 142066. The international replay number is 719/457-0820, confirmation code 140266. A replay and transcript also will be available by accessing the investors' section of the company's Web site. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will be available on our investor relations Web site at: www.duke-energy.com/investors/financial/gaap.

    This document includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include legislative and regulatory developments; the outcomes of litigation and regulatory proceedings or inquiries; industrial, commercial and residential growth in our service territories; the weather and other natural phenomena; general economic conditions, including any potential effects arising from terrorist attacks, the situation in Iraq and any consequential hostilities or other hostilities; the results of financing efforts, including Duke Energy's ability to obtain financing on favorable terms; lack of improvement or further declines in the market prices of equity securities and resultant cash funding requirements for Duke Energy's defined benefit pension plans; the level of creditworthiness of counterparties to Duke Energy's transactions; the amount of collateral required to be posted from time to time in Duke Energy's transactions; the timing and extent of changes in commodity prices for oil, natural gas, coal, electricity and interest rates; the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding natural gas and electric markets; the performance of electric generation, pipeline and natural gas processing facilities; the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects; conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and other factors discussed in Duke Energy's filings with the Securities and Exchange Commission.


                                SEPTEMBER 2003
                             QUARTERLY HIGHLIGHTS
                                  (unaudited)

                                       Three Months Ended   Nine Months Ended
                                          September 30,         September 30,
                                       ------------------   ------------------
    (In millions, except where noted)     2003     2002        2003     2002
    --------------------------------------------------------------------------
    COMMON STOCK DATA
      Earnings Per Share  (before
       cumulative effect of change in
       accounting principles)
         Basic                         $  0.05   $  0.27     $  0.94  $  1.32
         Diluted                       $  0.05   $  0.27     $  0.94  $  1.31
      Earnings Per Share
         Basic                         $  0.05   $  0.27     $  0.76  $  1.32
         Diluted                       $  0.05   $  0.27     $  0.76  $  1.31
      Dividends Per Share              $    --   $    --     $ 0.825  $ 0.825
      Weighted-Average Shares Outstanding
         Basic                             905       834         901      817
         Diluted                           907       834         902      820

    --------------------------------------------------------------------------
    INCOME
      Operating Revenues               $ 5,539   $ 3,982     $17,112  $10,907
                                       =======   =======     =======  =======
      Earnings Before Interest and Taxes
       (EBIT)                              352       666       2,346    2,493
      Interest Expense                     391       314       1,072      786
      Minority Interest (Benefit)
       Expense (a)                         (10)       14         102      108
      Income Tax (Benefit) Expense         (78)      108         312      513
      Cumulative Effect of Change in
       Accounting Principles, net of tax
       and minority interest                --        --        (162)      --
                                       -------   -------     -------- -------
      Net Income                            49       230         698    1,086
      Dividends and Premiums on
       Redemptions of Preferred and
       Preference Stock                      3         3          13       10
                                       -------   -------     -------- -------
      Earnings Available for Common
       Stockholders                    $    46   $   227     $   685  $ 1,076
                                       =======   =======     ======== =======

    --------------------------------------------------------------------------
    CAPITALIZATION
      Common Equity                                               38%      35%
      Preferred Stock (b)                                          0%       1%
      Trust Preferred Securities (b)                               0%       3%
                                                             -------- --------
      Total Common Equity and Preferred
       Securities                                                 38%      39%
      Minority Interests (b)                                       4%       5%
      Total Debt (b)                                              58%      56%

    --------------------------------------------------------------------------
    Fixed Charges Coverage, using SEC
     guidelines                                                  2.0      2.3
    Total Debt (b)                                           $23,964  $22,869
    Book Value Per Share                                     $ 17.57  $ 16.90
    Actual Shares Outstanding                                    907      836
    --------------------------------------------------------------------------
     CAPITAL AND INVESTMENT EXPENDITURES
      Franchised Electric              $   282   $   300     $   768  $   867
      Natural Gas Transmission (c)         172       235         603    2,525
      Field Services                        32        66          94      250
      Duke Energy North America             11       237         268    1,758
      International Energy                  18       133          61      350
      Other Operations (d)                  78       105         226      410
      Other                                 23        10          26       10
      Cash acquired in acquisitions         --        --          --      (77)
                                       -------   -------     -------  --------
    Total Capital and Investment
     Expenditures                      $   616   $ 1,086     $ 2,046  $ 6,093
                                       =======   =======     =======  =======

    --------------------------------------------------------------------------
    EBIT BY BUSINESS SEGMENT
      Franchised Electric              $   436   $   575     $ 1,206  $ 1,347
      Natural Gas Transmission             280       288       1,009      867
      Field Services                        53        23         162       99
      Duke Energy North America           (411)     (107)       (177)     143
      International Energy                  44       (41)        209       73
      Other Operations (d)                  21        30          13      175
      Other                                (89)     (124)       (200)    (362)
                                       -------   --------    -------- --------
    Total Segment and Other EBIT           334       644       2,222    2,342
      EBIT Attributable to:
        Minority Interest Expense
         (Benefit)                           5        (7)         97       49
        Third Party Interest Income          6        32          17       88
        Foreign Currency Remeasurement
         Gain (Loss)                         7        (3)         10       14
                                       -------   --------   --------  -------
    Total EBIT                         $   352   $   666     $ 2,346  $ 2,493
                                       =======   ========    =======  =======
    --------------------------------------------------------------------------

    (a) Includes financing expenses related to securities of subsidiaries of $33 million for the three months ended September 30, 2002, and $55 million and $103 million for the nine months ended
        September 30, 2003 and 2002, respectively.
    (b) Upon the implementation of SFAS No. 150 (effective July 1, 2003), approximately $1.2 billion related to trust preferred securities, preferred stock with sinking fund requirements and minority interests have been reclassified to debt.
    (c) 2002 nine months ended amount includes $1.7 billion (net of cash acquired) paid to Westcoast Energy shareholders related to the acquisition.
    (d) Beginning in 2003, Other Energy Services and Duke Ventures were combined into Other Operations.


                                 SEPTEMBER 2003
                              QUARTERLY HIGHLIGHTS
                                   (unaudited)

                                       Three Months Ended   Nine Months Ended
                                          September 30,       September 30,
                                       ------------------   ------------------
    (In millions, except where noted)    2003       2002     2003       2002
    --------------------------------------------------------------------------
    FRANCHISED ELECTRIC
      Operating Revenues               $ 1,357   $ 1,460   $ 3,718    $ 3,735
      Operating Expenses                   928       898     2,550      2,434
      Gain on Sales of Other Assets,
       net                                   1        --         2         --
      Other Income, net of Expenses          6        13        36         46
                                       -------   -------   -------    -------
      EBIT                             $   436   $   575   $ 1,206    $ 1,347
                                       =======   =======   =======    =======
      Sales, GWh                        22,163    23,251    63,621     63,190

    --------------------------------------------------------------------------
    NATURAL GAS TRANSMISSION
      Operating Revenues               $   641   $   628   $ 2,301    $ 1,699
      Operating Expenses                   393       375     1,381        954
      Gain on Sales of Other Assets,
       net                                   3        --         4         --
      Other Income, net of Expenses (a)     38        44       117        143
      Minority Interest Expense              9         9        32         21
                                       -------   -------   -------    -------
      EBIT                             $   280   $   288   $ 1,009    $   867
                                       =======   =======   =======    =======

      Proportional Throughput, TBtu        679       802     2,502      2,177

    --------------------------------------------------------------------------
    FIELD SERVICES
      Operating Revenues               $ 1,841   $ 1,318   $ 6,218    $ 3,828
      Operating Expenses                 1,772     1,303     6,040      3,735
      Gain on Sales of Other Assets,
       net                                   1        --        27         --
      Other Income, net of Expenses (b)     14        16        53         35
      Minority Interest Expense             31         8        96         29
                                       -------   -------   -------    -------

      EBIT                             $    53   $    23   $   162    $    99
                                       =======   =======   =======    =======
      Natural Gas Gathered and
       Processed/Transported, TBtu/day     7.7       8.4       7.9        8.4
      Natural Gas Liquids Production,
       MBbl/d                            366.2     395.1     367.6      392.0
      Average Natural Gas Price per
       MMBtu                           $  4.97   $  3.18   $  5.66    $  2.97
      Average Natural Gas Liquids Price
       per Gallon                      $  0.49   $  0.39   $  0.52    $  0.36

    --------------------------------------------------------------------------
    DUKE ENERGY NORTH AMERICA
      Operating Revenues               $ 1,141   $   486   $ 3,499    $ 1,153
      Operating Expenses                 1,517       634     3,844      1,054
      Loss on Sales of Other Assets,
       net (c)                             (84)       --       (84)        --
      Other Income, net of Expenses (d)     11        13       207         29
      Minority Interest Benefit            (38)      (28)      (45)       (15)
                                       --------  --------  --------   --------

      EBIT                             $  (411)  $  (107)  $  (177)   $   143
                                       ========  ========  ========   ========

      Actual Plant Production, GWh (e)   9,130     9,662    18,750     19,188
      Proportional MW Capacity in
       Operation                                            15,836     14,211

    --------------------------------------------------------------------------
    INTERNATIONAL ENERGY
      Operating Revenues               $   295   $   203   $ 1,043    $   711
      Operating Expenses                   256       265       853        679
      Loss on Sales of Other Assets, net    (1)       --        (1)        --
      Other Income, net of Expenses          9        26        33         57
      Minority Interest Expense              3         5        13         16
                                       -------   -------   -------    -------

      EBIT                             $    44   $   (41)  $   209    $    73
                                       =======   ========  =======    =======

      Sales, GWh                         4,301     5,637    14,378     15,583
      Proportional MW Capacity in
       Operation                                             4,585      4,825
      Proportional Maximum Pipeline
       Capacity in Operation, MMcf/d                           363        363

    --------------------------------------------------------------------------
    OTHER OPERATIONS
      Operating Revenues               $   454   $   241   $ 1,445    $   588
      Operating Expenses                   426       243     1,440        552
      (Loss) Gain on Sales of Other
       Assets, net                         (23)       (5)      (43)        41
      Other Income, net of Expenses         16        36        52         96
      Minority Interest (Benefit) Expense   --        (1)        1         (2)
                                       -------   --------   -------   -------
      EBIT                             $    21   $    30   $    13    $   175
                                       =======   ========  ========   =======

    --------------------------------------------------------------------------

    (a) For the nine months ended September 30, 2003, other income includes approximately $61 million gain on sale of the Alliance/Aux Sable and Foothills equity investments.
    (b) For the nine months ended September 30, 2003, other income includes approximately $11 million gain on sale of TEPPCO Class B shares.
    (c) For 2003, amount includes approximately $18 million loss on the anticipated sale of 25% interest in Vermillion and $66 million loss on the anticipated sale of turbines.
    (d) For the the nine months ended September 30, 2003, other income includes approximately $178 million gain on sale of the American Ref-Fuel Company equity investment.
    (e) Represents 100% of GWh.



                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)
                     (In millions, except per share amounts)


                                       Three Months Ended  Nine Months Ended
                                          September 30,       September 30,
                                       ------------------  ------------------
                                         2003      2002      2003     2002
                                       --------  --------  --------  --------
    Operating Revenues
     Sales of natural gas and petroleum
      products                         $ 2,888   $ 1,184   $ 9,953  $ 3,586
     Generation, transmission and
      distribution of electricity        1,953     2,238     5,187    5,407
     Transportation and storage of
      natural gas                          447       429     1,279    1,202
     Other                                 251       131       693      712
                                       --------  --------  --------  --------
        Total operating revenues         5,539     3,982    17,112   10,907
                                       --------  --------  --------  --------

    Operating Expenses
     Natural gas and petroleum products
      purchased                          2,614       944     8,788    2,827
     Fuel used in electric generation      567       553     1,265    1,180
     Net interchange and purchased power   138       291       381      521
     Operation and maintenance           1,003     1,090     2,684    2,750
     Depreciation and amortization         487       425     1,390    1,166
     Property and other taxes              127       139       402      398
     Impairment of goodwill                254        --       254       --
                                       --------  --------  --------  --------
        Total operating expenses         5,190     3,442    15,164    8,842
                                       --------  --------  --------  --------

    (Loss) Gain on Sales of Other Assets,
      net                                 (104)       (4)      (96)      42
                                       --------  --------  --------  --------
    Operating Income                       245       536     1,852    2,107
                                       --------  --------  --------  --------

    Other Income and Expenses
     Equity in earnings of unconsolidated
      affiliates                            35        57        85      166
     Gain on sale of equity investments     33        18       266       32
     Other income and expenses, net         39        55       143      188
                                       --------  --------  --------  --------
        Total other income and expenses    107       130       494      386

    Interest Expense                       391       314     1,072      786
    Minority Interest (Benefit) Expense    (10)       14       102      108
                                       --------  --------  --------  --------

    (Loss) Earnings Before Income Taxes    (29)      338     1,172    1,599
    Income Tax (Benefit) Expense           (78)      108       312      513
                                       --------  --------  --------  --------

    Income Before Cumulative Effect of
     Change in Accounting Principles        49       230       860    1,086
    Cumulative Effect of Change in
     Accounting Principles, net of tax
     and minority interest                  --        --      (162)      --
                                       --------  --------  --------  --------

    Net Income                              49       230       698    1,086

    Dividends and Premiums on Redemptions
     of Preferred and Preference Stock       3         3        13       10
                                       --------  --------  --------  --------

    Earnings Available For Common
     Stockholders                       $   46    $  227    $  685  $ 1,076
                                       ========  ========  ========  ========

    Common Stock Data
     Weighted-average shares outstanding   905       834       901      817
     Earnings per share (before
      cumulative effect of change in
      accounting principles)
        Basic                           $ 0.05    $ 0.27    $ 0.94  $  1.32
        Diluted                         $ 0.05    $ 0.27    $ 0.94  $  1.31
     Earnings per share
        Basic                           $ 0.05    $ 0.27    $ 0.76  $  1.32
        Diluted                         $ 0.05    $ 0.27    $ 0.76  $  1.31
     Dividends per share                $   --    $   --    $0.825  $ 0.825


     Duke Energy's reported results for the three and nine-month periods ended September 30, 2003 do not include any effects for the application of Statement of Financial Accounting Standards (SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" to minority interests in consolidated limited life entities, as the Financial Accounting Standards Board was scheduled to re-evaluate the applicability of SFAS No. 150 to these financial instruments at its October 29, 2003 meeting. The resolution of this aspect of SFAS No. 150 is not expected to have an impact on Duke Energy's consolidated EBIT, and all other provisions of SFAS No. 150 have been adopted by Duke Energy effective July 1, 2003. Duke Energy is still assessing the impact of this aspect of SFAS No. 150 to its consolidated financial statements.


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                  (In millions)

                                                        Nine Months Ended
                                                           September 30,
                                                   -------------------------
                                                      2003              2002
                                                   -------          --------

    CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                   $   698          $  1,086
      Adjustments to reconcile net income
       to net cash provided by
       operating activities:
         Depreciation and amortization
          (including amortization of
          nuclear fuel)                              1,493             1,269
         Cumulative effect of change in
          accounting principles                        162                --
         Impairment charges                            254               274
         Net realized and unrealized
          mark-to-market and hedging
          transactions                                  12               288
         Gains on sale of equity
          investments and other assets                (170)              (74)
         Changes in working capital and
          other                                        430               422
                                                   -------          --------
           Net cash provided by operating
            activities                               2,879             3,265
                                                   -------          --------

    CASH FLOWS FROM INVESTING ACTIVITIES
         Capital and investment
          expenditures, net                         (2,046)           (4,386)
         Acquisition of Westcoast Energy
          Inc., net of cash acquired                    --            (1,707)
         Proceeds from the sale of equity
          investments and other assets
          and collections on notes receivable        1,540               309
         Contribution to company-
          sponsored pension plan                      (181)               --
         Other                                        (124)               (5)
                                                   -------          --------
           Net cash used in investing
            activities                                (811)           (5,789)
                                                   -------          --------

    CASH FLOWS FROM FINANCING ACTIVITIES
         Proceeds from:
           Issuance of long-term debt                2,819             3,447
           Issuance of common stock
            related to employee benefit plans          214               265
         Payments for the redemption of
          long-term debt, guaranteed preferred
          beneficial interests and preferred member
          interests, and net pay down of commercial
          paper and notes payable                   (3,333)             (605)
         Dividends paid                               (786)             (697)
         Other                                         (88)              297
                                                   -------          --------
           Net cash (used in) provided by
            financing activities                    (1,174)            2,707
                                                   -------          --------

      Net increase in cash and cash equivalents        894               183
      Cash and cash equivalents at beginning of
       period                                          857               290
                                                  --------         ---------
      Cash and cash equivalents at end of period  $  1,751           $   473
                                                   =======          ========




                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                  (In millions)


                                               September 30,      December 31,
                                                     2003              2002
                                               ------------       ------------
    ASSETS

    Current Assets
      Cash and cash equivalents                   $  1,751           $   857
      Receivables                                    3,219             4,796
      Inventory                                      1,279             1,134
      Unrealized gains on mark-to-market
       and hedging transactions                      2,295             2,144
      Other                                            844               952
                                               ------------       ------------
        Total current assets                         9,388             9,883
                                               ------------       ------------

    Investments and Other Assets
      Investments in unconsolidated affiliates       1,490             2,015
      Nuclear decommissioning trust funds              838               708
      Goodwill, net of accumulated amortization      3,870             3,747
      Notes receivable                                 358               589
      Unrealized gains on mark-to-market
       and hedging transactions                      2,880             2,480
      Assets held for sale                             257                --
      Other                                          1,103             1,645
                                               ------------       ------------
        Total investments and other assets          10,796            11,184
                                               ------------       ------------

    Property, Plant and Equipment
      Cost                                          51,145            48,677
      Less accumulated depreciation and
       amortization                                 13,451            12,458
                                               ------------       ------------
        Net property, plant and equipment           37,694            36,219
                                               ------------       ------------

    Regulatory Assets and Deferred Debits
      Deferred debt expense                            266               263
      Regulatory asset related to income taxes       1,015               936
      Other                                          1,006               460
                                               ------------       ------------
        Total regulatory assets and
         deferred debits                             2,287             1,659
                                               ------------       ------------

      Total Assets                                $ 60,165          $ 58,945
                                               ============       ============


      Duke Energy's reported results for the three and nine-month periods ended September 30, 2003 do not include any effects for the application of Statement of Financial Accounting Standards (SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" to minority interests in consolidated limited life entities, as the Financial Accounting Standards Board was scheduled to re-evaluate the applicability of SFAS No. 150 to these financial instruments at its October 29, 2003 meeting. The resolution of this aspect of SFAS No. 150 is not expected to have an impact on Duke Energy's consolidated EBIT, and all other provisions of SFAS No. 150 have been adopted by Duke Energy effective July 1, 2003. Duke Energy is still assessing the impact of this aspect of SFAS No. 150 to its consolidated financial statements.




                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                                  (In millions)


                                                September 30,    December 31,
                                                     2003              2002
                                                -------------    ------------
    LIABILITIES AND COMMON STOCKHOLDERS' EQUITY

    Current Liabilities
      Accounts payable                            $  2,448          $  3,620
      Notes payable and commercial paper               494               915
      Taxes accrued                                    560               156
      Interest accrued                                 306               310
      Current maturities of long-term debt and
       preferred stock                                 756             1,331
      Unrealized losses on mark-to-market
       and hedging transactions                      1,843             1,918
      Other                                          1,472             1,770
                                                -------------    ------------
        Total current liabilities                    7,879            10,020
                                                -------------    ------------

    Long-term Debt                                  22,714            20,221
                                                -------------    ------------

    Deferred Credits and Other Liabilities
      Deferred income taxes                          5,058             4,834
      Investment tax credit                            168               176
      Unrealized losses on mark-to-market
       and hedging transactions                      2,235             1,548
      Other                                          4,329             3,733
                                                -------------    ------------
        Total deferred credits and other
         liabilities                                11,790            10,291
                                                -------------    ------------

    Commitments and Contingencies

    Guaranteed Preferred Beneficial
     Interests in Subordinated Notes of Duke Energy
      Corporation or Subsidiaries                       --             1,408
                                                -------------    ------------

    Minority Interests                               1,716             1,904
                                                -------------    ------------

    Preferred and Preference Stock
      Preferred and preference stock with
       sinking fund requirements                        --                23
      Preferred and preference stock
       without sinking fund requirements               134               134
                                                -------------    ------------
        Total preferred and preference stock           134               157
                                                -------------    ------------

    Common Stockholders' Equity
      Common stock, no par, 2 billion shares authorized;
       907 million and 895 million shares outstanding as of
       September 30, 2003 and December 31, 2002,
       respectively                                  9,448             9,236
      Retained earnings                              6,336             6,417
      Accumulated other comprehensive
       income (loss)                                   148              (709)
                                                -------------    ------------
        Total common stockholders' equity           15,932           14,944
                                                -------------    ------------

      Total Liabilities and Common
       Stockholders' Equity                       $ 60,165          $ 58,945
                                                =============    ============



                             Supplemental Disclosures
                         Quarter Ended September 30, 2003


    Duke Energy Corporation
    -------------------------------------------------------------------------

                                                       3Q03
                                                     -------

    Mark-to-market Portfolio (in billions)           $   0.2

    Daily Value at Risk (DvaR) (in millions)

    95% Confidence Level, One-Day Holding Period,
     Two-Tailed Average for the Period               $    11


    Duke Energy North America
    -------------------------------------------------------------------------
    (in millions unless stated otherwise)      Q-T-D September 30, 2003

                                    Proprietary  Structured    Owned
    Merchant Energy Gross Margin      Trading    Contracts    Assets    Total
    ------------------------------  -----------  ----------   -------  -------
         Mark-to-market gross margin
          (loss)                     $   (2)     $   (65)     $   7    $  (60)
         Accrual gross margin (loss)    n/a          (11)       175       164
                                    -----------  ----------   -------  -------
    Total Gross Margin               $   (2)     $   (76)     $ 182       104
                                    -----------  ----------   -------

    Reconciliation to Segment EBIT:
              Plant depreciation                                          (64)
              Plant operating and
               maintenance expenses                                       (94)
              General and administrative
               and other expenses                                         (60)
              Minority interest                                            38
              Goodwill impairment                                        (254)
              Gain (loss) on sale of
               other assets                                               (81)
                                                                       -------
    DENA Segment EBIT                                                  $ (411)
                                                                       =======



    Owned Assets - Merchant Plant
     Production and Hedging Information      2003 *    2004     2005
    --------------------------------------  -------   ------   ------
    Estimated available production
     (millions of MWh)                         24      101      107
         Combined cycle                        19       78       84
         Peaker units                           5       23       23

    Estimated production (millions of
     MWh)                                       5       30       36
         Combined cycle                         5       29       34
         Peaker units                          --        1        2

    Hedges
         Estimated production hedged          142%      98%      74%
         Average price hedged ($/MWh)      $   56   $   42   $   42


    * Information for 2003 is for the remainder of the year only (October - December).


                             Supplemental Disclosures
                         Quarter Ended September 30, 2003



    Duke Energy North America  (continued)
    --------------------------------------------------------------------------
    (in millions)


    Maturity/Source of Fair
     Value of Energy Contract                                Over       Total
      Net Assets             2003  2004  2005  2006  2007  5 Years  Fair Value
    ----------------------- ----- ----- ----- ----- ----- -------- -----------


    Proprietary Trading
     Actively quoted prices
      and other external
      sources               $ 15  $ 135  $ 10   $ --  $ --   $ 6      $ 166
     Modeled                  (4)    (1)   14     17     1    (4)        23
                            ----- ------ ----  ----- -----  -----    ------
                            $ 11  $ 134  $ 24   $ 17  $  1   $ 2      $ 189
                            ===== ====== ====  ===== =====  =====
    Structured Contracts
     Actively quoted prices
      and other external
      sources               $ 32  $  55  $(10)  $(13) $ (1)  $(2)     $  61
     Modeled                  (9)   (43)  (11)    24    12    12        (15)
                            ----- ------ ----  ----- -----  -----    ------
                            $ 23  $  12  $(21)  $ 11  $ 11   $10      $  46
                            ===== ====== ====  ===== =====  =====
    Owned Assets
     Actively quoted prices
      and other external
      sources               $182  $ 330  $155   $ 45  $ --   $--      $ 712
     Modeled                  --     --    41     88    85   147        361
                            ----- -----  ----  ----- -----  -----    ------
                            $182  $ 330  $196   $133  $ 85  $147     $1,073
                            ===== =====  ====  ===== =====  =====
                                                                     ------
            Total Fair Value of Energy Contract Net Assets *         $1,308
                                                                     ======

    * Total Fair Value of Energy Contract Net Assets represents the combination of amounts presented as assets and (liabilities) related to unrealized gains or losses on mark-to-market and hedging transactions for Duke Energy North America.


    Terms of Reference
    --------------------------------------------------------------------------
    Estimated Available Production
    ------------------------------
    Represents the amount of electric power capable of being generated from owned merchant assets, after adjusting for scheduled maintenance and outage factors. For simple cycle facilities, only peak demand periods were included in this calculation.

    Estimated Production
    --------------------
    Represents the amount of power expected to be sold in a future period. This figure is based on economic projections modeled by Duke Energy personnel.

    Estimated Production Hedged
    ---------------------------
    Represents the portion of estimated production which has been sold.

    Owned Assets
    ------------
    Represents activity around energy assets owned or leased, including hedges of power sales and fuel purchase requirements and tolls, transmission, transportations and storage contracts that hedge owned assets. Normal purchases and sales associated with such assets are included in the Merchant Energy Gross Margin table, yet excluded from the Maturity/Sources of Fair Value of Energy Contract Net Assets table. Economic hedges of Owned Assets that do not meet hedge accounting standards will still be classified as Owned Assets in the Merchant Energy Gross Margin table.

    Proprietary Trading
    -------------------
    Standardized contracts entered into to take a market view, capture market price changes or put capital at risk.

    Structured Contracts
    --------------------
    Non-standard contracts not associated with owned or leased assets and involving significant tailoring of terms to meet customer needs, and associated hedges. This category includes tolls, transmission contracts, transportation contracts and storage contracts, except those that hedge Owned Assets. Economic hedges of Structured Contracts that do not meet hedge accounting standards will still be classified as Structured Contracts in the Merchant Energy Gross Margin table.

SOURCE  Duke Energy
    -0-                             10/30/2003
    /CONTACT: MEDIA - Randy Wheeless, +1-704-382-8379, or 24-Hour, +1-704-382-8333, or ANALYST - Greg Ebel, +1-704-382-8118, both of Duke Energy/
    /Company News On-Call:  http://www.prnewswire.com/comp/257451.html/
    /Web site:  http://www.duke-energy.com /
    (DUK)

CO:  Duke Energy
ST:  North Carolina
IN:  OIL UTI
SU:  ERN